Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-221261
Issuer Free Writing Prospectus dated February 21, 2018
CUSIP #: 63743HER9

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Fixed Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Issuer Ratings:	A2 / A / A (Moodys / S&P / Fitch)

Principal Amount:	$300,000,000

Interest Rate:	2.90%

Security Type:	Senior Unsecured

Issue Price:	99.889% of Principal Amount

Trade Date:	February 21, 2018

Original Issue Date:	February 26, 2018

Maturity Date:	March 15, 2021

Benchmark Treasury:	2.25% due February 15, 2021

Benchmark Treasury Yield:	2.408%

Spread to Benchmark Treasury:	+53 basis points

Yield to Maturity:	2.938%

Interest Payment Dates:	Each March 15 and September 15, and the maturity date, commencing September 15, 2018

Regular Record Dates:	Each March 1 and September 1

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Redemption Date:	None

Agent's Discount or Commission:	0.15%

Basis:	As Principal

Agent(s):	RBC Capital Markets, LLC

Form of Note: (Book-Entry or Certificated)	Book-Entry

Denominations:	$2,000 x $1,000

Other Terms:	None

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from RBC Capital Markets, LLC by calling toll-free at 1-866-375-6829.